                                                                  Execution Copy
                                                                     Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                       TELEDYNE TECHNOLOGIES INCORPORATED

                             MEADOW MERGER SUB INC.

                                       and

                                   ISCO, INC.

                                  April 7, 2004

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I      THE MERGER....................................................1

      Section 1.1    The Merger..............................................1

      Section 1.2    Effective Time..........................................2

      Section 1.3    Closing.................................................2

      Section 1.4    Directors and Officers of the Surviving
                     Corporation.............................................2

      Section 1.5    Shareholders' Meeting; Proxy Statement..................3

ARTICLE II     CONVERSION OF SECURITIES......................................3

      Section 2.1    Conversion of Capital Stock.............................3

      Section 2.2    Exchange of Certificates................................4

      Section 2.3    Dissenters' Rights......................................6

      Section 2.4    Company Stock Options...................................7

ARTICLE III    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................8

      Section 3.1    Corporate Organization..................................8

      Section 3.2    Capitalization..........................................9

      Section 3.3    Authority..............................................11

      Section 3.4    Consents and Approvals; No Violations..................12

      Section 3.5    SEC Documents; Undisclosed Liabilities.................13

      Section 3.6    Broker's Fees..........................................14

      Section 3.7    Absence of Certain Changes or Events...................14

      Section 3.8    Legal Proceedings......................................15

      Section 3.9    Compliance with Applicable Law.........................15

      Section 3.10   Company Information....................................16

      Section 3.11   Employee Matters.......................................16

      Section 3.12   Company Products.......................................18

      Section 3.13   Environmental Matters..................................19

      Section 3.14   Takeover Statutes......................................20

      Section 3.15   Properties.............................................20

      Section 3.16   Tax Returns and Tax Payments...........................20

      Section 3.17   Intellectual Property..................................22

      Section 3.18   Identified Agreements..................................23

                                TABLE OF CONTENTS
                                   (continued)

                                                                            PAGE
                                                                            ----
      Section 3.19   Investment Company.....................................24

      Section 3.20   Board Recommendation...................................24

      Section 3.21   Opinion of Financial Advisor...........................24

      Section 3.22   Insurance..............................................24

      Section 3.23   Personnel..............................................24

      Section 3.24   Potential Conflicts of Interest........................24

      Section 3.25   Certain Business Practices.............................25

ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER
               SUB..........................................................25

      Section 4.1    Corporate Organization.................................25

      Section 4.2    Authority..............................................25

      Section 4.3    Consents and Approvals; No Violation...................26

      Section 4.4    Broker's Fees..........................................26

      Section 4.5    Merger Sub's Operation and Capitalization..............26

      Section 4.6    Parent or Merger Sub Information.......................27

      Section 4.7    Litigation.............................................27

      Section 4.8    Financing..............................................27

      Section 4.9    Stock Ownership........................................27

ARTICLE V      COVENANTS....................................................27

      Section 5.1    Conduct of Businesses Prior to the Effective
                     Time...................................................27

      Section 5.2    No Solicitation........................................30

      Section 5.3    Publicity..............................................32

      Section 5.4    Notification of Certain Matters........................33

      Section 5.5    Access to Information..................................33

      Section 5.6    Further Assurances.....................................33

      Section 5.7    Indemnification; Directors' and Officers'
                     Insurance..............................................34

      Section 5.8    Employee Benefit Plans.................................35

      Section 5.9    Bonus Payments.........................................36

      Section 5.10   Special Meeting........................................36

      Section 5.11   Employee Solicitation..................................36

                                TABLE OF CONTENTS
                                   (continued)

                                                                            PAGE
                                                                            ----
      Section 5.12   Additional Agreements..................................36

ARTICLE VI     CONDITIONS TO THE MERGER.....................................36

      Section 6.1    Conditions to Each Party's Obligation To Effect
                     the Merger.............................................37

      Section 6.2    Condition to Obligations of Parent and Merger
                     Sub to Effect the Merger...............................37

      Section 6.3    Condition to Obligations of the Company to
                     Effect the Merger......................................39

ARTICLE VII    TERMINATION..................................................40

      Section 7.1    Termination............................................40

      Section 7.2    Effect of Termination..................................42

      Section 7.3    Termination Fee; Expenses..............................42

ARTICLE VIII   MISCELLANEOUS................................................43

      Section 8.1    Amendment and Modification.............................43

      Section 8.2    Extension; Waiver......................................43

      Section 8.3    Nonsurvival of Representations and Warranties..........43

      Section 8.4    Notices................................................44

      Section 8.5    Counterparts...........................................44

      Section 8.6    Entire Agreement; Third Party Beneficiaries............44

      Section 8.7    Severability...........................................45

      Section 8.8    Governing Law..........................................45

      Section 8.9    Assignment.............................................45

      Section 8.10   Headings; Interpretation...............................45

      Section 8.11   Enforcement; Venue.....................................46

                          AGREEMENT AND PLAN OF MERGER

            This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of April 7, 2004, is by and among TELEDYNE TECHNOLOGIES INCORPORATED, a Delaware corporation ("Parent"), MEADOW MERGER SUB INC., a Nebraska corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and ISCO, INC., a Nebraska corporation (the "Company").

            WHEREAS, the Board of Directors of Parent, the Board of Directors of Merger Sub, and the Board of Directors of the Company have each adopted this Agreement and have approved and determined that it is advisable and in the best interests of their respective companies and shareholders to consummate the merger of Merger Sub with and into the Company, with the Company as the surviving corporation in such merger, upon and subject to the terms and conditions set forth in this Agreement, pursuant to which the shares of common stock, par value $0.10, of the Company (the "Shares" or the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (as defined in Section 1.2), other than shares described in Section 2.1(b) and other than Dissenting Shares (as defined in Section 2.3(b)), will be converted into the right to receive $16.00 per Share in cash (the "Merger Consideration");

            WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, and covenants, and to enter into certain agreements, in connection with such merger; and

            WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Parent's and Merger Sub's willingness to enter into this Agreement, Parent and Merger Sub have entered into a Stockholder Agreement, dated the date hereof, the form of which is attached as Exhibit A hereto (the "Stockholder Agreement"), with the shareholders of the Company named therein, pursuant to which such shareholders have, among other things, agreed to vote certain Shares beneficially owned by such shareholders in favor of such merger and this Agreement and against any Takeover Proposal (as defined in Section 5.2(e)), in each case subject to and on the conditions set forth therein.

            NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                                   THE MERGER

            Section 1.1 The Merger. Subject to the terms and conditions of this Agreement and the provisions of the Nebraska Business Corporation Act, as amended (the "NBCA"), at the Effective Time, the Company and Merger Sub shall consummate a merger (the "Merger") pursuant to which:


                                     -S-1-

                  (a) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease;

                  (b) the Company shall be the successor or surviving corporation in the Merger (the "Surviving Corporation") under the name "Isco, Inc." and shall continue to be governed by the laws of the State of Nebraska; and

                  (c) the separate corporate existence of the Company, with all its rights, privileges, immunities, powers, and franchises, shall continue unaffected by the Merger.

From and after the Effective Time, (x) the amended and restated articles of incorporation of the Company (the "Company Charter"), as in effect immediately prior to the Effective Time or as they may be amended by the Articles of Merger (as defined in Section 1.2), shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by law and the Company Charter and (y) the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by law, by the articles of incorporation of the Surviving Corporation, and by the by-laws of the Surviving Corporation. The Merger shall have the effects set forth in Section 21-20,133 of the NBCA.

            Section 1.2 Effective Time. Parent, Merger Sub, and the Company shall cause appropriate articles of merger meeting the requirements of Section 21-20,132 of the NBCA (the "Articles of Merger") to be executed and filed on the Closing Date (as defined in Section 1.3) (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Nebraska (the "Secretary of State") as provided in the NBCA. The Merger shall become effective at the time when the Articles of Merger have been duly filed with the Secretary of State or such later time as shall be agreed upon by the parties hereto and set forth in the Articles of Merger in accordance with the NBCA (such time of effectiveness, the "Effective Time").

            Section 1.3 Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m., Los Angeles local time, on a date to be specified by the parties hereto which shall be as soon as practicable, but in no event later than the fourth business day after satisfaction or waiver of all of the conditions set forth in Article VI hereof (the "Closing Date"), at or directed from the offices of Munger, Tolles & Olson LLP, 355 South Grand Avenue, 35th Floor, Los Angeles, California 90071, unless another date or place is agreed to in writing by the parties hereto.

            Section 1.4 Directors and Officers of the Surviving Corporation. The directors of Merger Sub and those individuals designated by Parent on or prior to the Closing Date shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation, or removal in accordance with the Surviving Corporation's articles of incorporation and by-laws.

            Section 1.5 Shareholders' Meeting; Proxy Statement.

                  (a) Subject to the Company's rights under Section 7.1(c)(ii), the Company, acting through its Board of Directors, shall, in accordance with applicable law:

                        (i) duly call, give notice of, convene, and hold a
            special meeting of its shareholders for the purpose of considering and taking action upon this Agreement (the "Special Meeting") as soon as practicable following the date hereof;

                        (ii) prepare and file with the United States Securities
            and Exchange Commission (the "SEC"), within ten business days after the date hereof, a preliminary proxy statement relating to the Merger and this Agreement and use its reasonable best efforts (A) to obtain and furnish the information required to be included by the federal securities laws (and the rules and regulations thereunder) in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to such preliminary proxy statement and, as soon as practicable thereafter, to cause a definitive proxy statement (the "Proxy Statement") to be mailed to its shareholders and (B) to obtain the necessary approvals of the Merger and this Agreement by its shareholders as soon as practicable; and

                        (iii) include in the Proxy Statement (A) the
            recommendation of the Board that shareholders of the Company vote in favor of the approval of the Merger and the approval of this Agreement, unless such recommendation has been withdrawn, or unless such recommendation has been modified or amended, in each case in accordance with Section 5.2, and (B) the opinion of Duff & Phelps LLC (the "Financial Advisor") described in Section 3.21 (if the Financial Advisor authorizes such inclusion, which authorization the Company will request).

                  (b) Parent shall provide the Company with the information concerning Parent and Merger Sub required to be included in the Proxy Statement. Parent shall vote, or cause to be voted, all of the Shares (if any) then owned by it, Merger Sub, or any of its other Subsidiaries (as defined in Section 3.1(c)) or Affiliates (as defined in Section 8.10) in favor of the approval of the Merger and the approval of this Agreement.

                                   ARTICLE II
                            CONVERSION OF SECURITIES

            Section 2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of the Company Common Stock or of the common shares, par value $0.10, of Merger Sub (the "Merger Sub Common Stock"):

                  (a) Merger Sub Common Stock. Each issued and outstanding share of Merger Sub Common Stock shall be converted into and become one validly issued, fully paid and nonassessable share of the common stock, par value $0.10, of the Surviving Corporation.

                  (b) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of Company Common Stock that are owned by the Company as treasury stock, all shares of Company Common Stock owned by any Subsidiary of the Company and any shares of Company Common Stock owned by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

                  (c) Conversion of Shares. Each issued and outstanding share of Company Common Stock, other than Shares to be canceled in accordance with
      Section 2.1(b) and Dissenting Shares, shall be converted into the right to receive the Merger Consideration in cash, without interest, payable to the holder thereof upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in Section 2.2. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest.

            Section 2.2 Exchange of Certificates.

                  (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company (the "Paying Agent") reasonably acceptable to the Company to make the payments of the funds to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.1(c) and to which holders of Deferred Stock Units (as defined in Section 2.4) or Company Stock Options (as defined in Section 2.4) shall become entitled pursuant to Section 2.4. When and as needed, Parent shall deposit with the Paying Agent such funds in trust for the benefit of holders of shares of Company Common Stock for exchange in accordance with
      Section 2.1, and for the benefit of holders of Deferred Stock Units or Company Stock Options in accordance with Section 2.4, for timely payment hereunder. Such funds shall be invested by the Paying Agent as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively. Any net profit resulting from, or interest or income produced by, such investments will be payable to Parent.

                  (b) Exchange Procedures. As promptly as practicable after the Effective Time, but in no event more than 10 days thereafter, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock (the "Certificates") whose shares were converted pursuant to Section 2.1(c) into the right to receive the Merger Consideration:

                        (i) a letter of transmittal (which shall specify that
            delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Surviving Corporation may reasonably specify); and

                        (ii)  instructions for use in effecting the
            surrender of the Certificates in exchange for payment of the Merger Consideration.

      Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed by the holder of such Certificate, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration (subject to Section 2.2(d) and Section 2.2(e)) multiplied by the number of shares of Company Common Stock formerly represented by such Certificate and the Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to an individual, corporation, limited liability company, or other entity (a "Person") other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate held by a holder whose Shares were converted pursuant to Section 2.1(c) into the right to receive the Merger Consideration shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2.

                  (c) Transfer Books; No Further Ownership Rights in Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for Merger Consideration in the proper amount of cash as provided in this Article II.

                  (d) Return of Funds; No Liability. At any time following 270 calendar days after the Effective Time, each of Parent and the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been deposited with the Paying Agent and which have not been disbursed to holders of Certificates, holders of Deferred Stock Units described in
      Section 2.4, or holders of Company Stock Options described in Section 2.4, and thereafter such holders of Certificates, Deferred Stock Units, or Company Stock Options shall be entitled to look only to Parent or the Surviving Corporation (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates such holder holds, or with respect to payments to a holder of a Deferred Stock Unit or Company Stock Option to be made under
      Section 2.4 (the "Option Termination Consideration"), all as determined pursuant to this Agreement (and, in the case of Option Termination Consideration, pursuant to the terms of the Directors' Deferred Stock Plan (as defined in Section 2.4) or the applicable Company Option Plan (as defined in Section 2.4)), without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, or the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration, or to any holder of a Deferred Stock Unit or a Company Stock Option for Option Termination Consideration, delivered to a public official pursuant to any applicable abandoned property, escheat, or similar law.

                  (e) Withholding Taxes. Parent, the Surviving Corporation, and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares pursuant to the Merger, or to a holder of a Deferred Stock Unit or a Company Stock Option pursuant to Section 2.4, such amounts as Parent, the Surviving Corporation, or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code (as defined in Section 3.16) or any provision of state, local or foreign tax law. To the extent amounts are so withheld by Parent, the Surviving Corporation, or the Paying Agent, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, the Deferred Stock Units, or the Company Stock Options, as applicable, in respect of which the deduction and withholding was made.

            Section 2.3 Dissenters' Rights.

                  (a) In accordance with Sections 21-20,137 through 21-20,150 of the NBCA (the "NBCA Dissenters' Rights Provisions"), dissenters' rights shall be available to holders of shares of Company Common Stock in connection with the Merger.

                  (b) Notwithstanding anything to the contrary herein, any shares of Company Common Stock held of record by Persons who, prior to the Special Meeting, have objected to the Merger and complied with all applicable provisions of the NBCA Dissenters' Rights Provisions necessary to perfect and maintain their dissenter's rights thereunder (any such shares of Company Common Stock, "Dissenting Shares") shall not be converted as of the Effective Time into a right to receive the Merger Consideration, but instead shall entitle the holder of such shares of Company Common Stock to such rights as may be available under the NBCA Dissenters' Rights Provisions; provided, however, that if after the Effective Time such holder fails to perfect or withdraws or otherwise loses its rights under the NBCA Dissenters' Rights Provisions, the shares of Company Common Stock owned by such holder immediately prior to the Effective Time shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, without interest.

                  (c) Prior to the Effective Time, the Company shall give Parent prompt notice of its receipt of each notification from a shareholder of the Company stating such shareholder's intent to demand payment for his or her shares if the Merger is effectuated, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle, any such demands. After the Effective Time, Parent shall pay, or shall cause the Surviving Corporation to pay, any amounts that may become payable in respect of Dissenting Shares under the NBCA Dissenters' Rights Provisions.

            Section 2.4 Company Stock Options.

                  (a)   As of the Effective Time:

                        (i) Directors' Deferred Stock Plan. Each holder of
            outstanding, unconverted "deferred stock units" ("Deferred Stock Units") granted under the Directors' Deferred Stock Compensation Plan of Isco, Inc. (the "Directors' Deferred Stock Plan") who has executed and delivered to the Company the waiver, release and termination agreement contemplated by Section 6.2(d)(iii) shall be entitled to receive, in consideration of the termination of such Deferred Stock Units, an amount in cash (subject to Section 2.2(d) and (e)) equal to the product of the Merger Consideration and the number of outstanding, unconverted Deferred Stock Units held by such holder at the Effective Time.

                        (ii) 1996 Employee Plan. Each holder of unexercised and
            unexpired (as of the Effective Time) options to purchase shares of Company Common Stock ("1996 Employee Plan Options") granted under the Isco, Inc. 1996 Stock Option Plan (the "1996 Employee Plan") who has executed and delivered to the Company the waiver, release and termination agreement contemplated by Section 6.2(e) shall be entitled to receive, in consideration of the termination of such 1996 Employee Plan Options, for each option to purchase a share of Company Common Stock held by such holder, an amount in cash (subject to Section 2.2(d) and (e)) equal to the excess, if any, of the Merger Consideration over the exercise price of such option.

                        (iii) 1996 Director Plan. Each holder of unexercised and
            unexpired (as of the Effective Time) options to purchase shares of Company Common Stock ("1996 Director Plan Options") granted under the Isco, Inc. 1996 Outside Directors' Stock Option Plan (the "1996 Director Plan") who has executed and delivered to the Company the waiver, release and termination agreement contemplated by Section 6.2(f) shall be entitled to receive, in consideration of the termination of such 1996 Director Plan Options, for each option to purchase a share of Company Common Stock held by such holder, an amount in cash (subject to Section 2.2(d) and (e)) equal to the excess, if any, of the Merger Consideration over the exercise price of such option.

                        (iv) 1985 Employee Plan. Each holder of unexercised and
            unexpired (as of the Effective Time) options to purchase shares of Company Common Stock ("1985 Employee Plan Options" and, collectively with the 1996 Employee Plan Options and the 1996 Director Plan Options, the "Company Stock Options") granted under the Isco, Inc. 1985 Incentive Stock Option Plan (the

            "1985 Employee Plan" and, collectively with the 1996 Employee Plan and the 1996 Director Plan, the "Company Option Plans") who has executed and delivered to the Company the waiver, release and termination agreement contemplated by Section 6.2(g) shall be entitled to receive, in consideration of the termination of such 1985 Employee Plan Options, for each option to purchase a share of Company Common Stock held by such holder, an amount in cash (subject to Section 2.2(d) and (e)) equal to the excess, if any, of the Merger Consideration over the exercise price of such option.

                  (b) Exchange Procedures. Subject to the applicable terms of the Director's Deferred Stock Plan and the Company Option Plans and to the agreements entered into thereunder (in each case, as amended by the waiver, release and termination agreements referenced in Section 2.4(a)), as promptly as practicable after the Effective Time, but in no event more than 10 days thereafter, Parent shall cause the Paying Agent to mail to each holder of record of a Deferred Stock Unit who has executed and delivered to the Company a waiver, release and termination agreement contemplated by Section 6.2(d)(iii) and to each holder of record of a Company Stock Option who has executed and delivered to the Company a waiver, release and termination agreement contemplated by Section 6.2(e), 6.2(f) or 6.2(g), as applicable:

                        (i) a letter of transmittal (which (x) shall specify
            that such Deferred Stock Unit or Company Stock Option has been terminated, effective as of the Effective Date, in consideration of the Surviving Corporation's obligation to make the cash payments contemplated by such amendments and (y) shall contain a representation to be made by the applicable holder that he or she is the sole record and beneficial owner of all right, title, and interest in and to such Deferred Stock Unit or Company Stock Option); and

                        (ii) instructions for claiming the cash payments contemplated by such amendments.

      Upon delivery of such letter of transmittal, duly executed by the holder of such Deferred Stock Unit or Company Stock Option, the holder of such Deferred Stock Unit or Company Stock Option shall be entitled to receive in exchange therefor cash in the amount contemplated by Section 6.2(d)(iii), Section 6.2(e), Section 6.2(f), or Section 6.2(g), as applicable (subject to Section 2.2(d) and Section 2.2(e)).

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company represents and warrants to Parent and Merger Sub as follows:

            Section 3.1 Corporate Organization.

                  (a) Each of the Company and each of its Subsidiaries (other than Advanced Flow Technologies Partnership, Ltd. ("AFTCO")) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. AFTCO is a limited partnership duly formed, validly existing, and in good standing under the laws of the State of Florida and has the requisite partnership power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of the Company and each of its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 3.1(b)) on the Company (a "Company Material Adverse Effect"). The copies of the Company Charter attached in Section 3.1(a) of the Company's disclosure schedule delivered to Parent concurrently with the execution of this Agreement (the "Company Disclosure Schedule") and the amended and restated by-laws of the Company (the "Company By-laws") as most recently filed with the Company's SEC Documents (as defined in Section 3.5(a)), are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

                  (b) As used in this Agreement, the term "Material Adverse Effect" means any state of facts, change, development, effect, event, occurrence, or condition that is materially adverse to (i) the business, results of operations, properties, assets, liabilities, or financial condition of the Company and its Subsidiaries taken as a whole or Parent and its Subsidiaries taken as a whole, as applicable, or (ii) a party's or parties' ability to consummate the transactions contemplated hereby within the timeframes contemplated by this Agreement. For purposes of analyzing whether any state of facts, change, development, effect, event, occurrence, or condition has resulted in a Company Material Adverse Effect, neither Parent nor Merger Sub will be deemed to have knowledge of any state of facts, change, development, effect, occurrence or condition relating to the Company or its Subsidiaries unless it is disclosed in the Company's SEC Documents or the Company Disclosure Schedule.

                  (c) As used in this Agreement, the word "Subsidiary," (i) when used with respect to any party hereto, means any corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, of which (x) at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or (y) the power to direct the affairs of such corporation, partnership, limited liability company, or other organization, is directly or indirectly beneficially owned or controlled by such party hereto or by any one or more of its subsidiaries, or by such party hereto and one or more of its subsidiaries, and (ii) in addition, when used with respect to the Company, AFTCO. The Subsidiaries of the Company are listed on Section 3.1(c) of the Disclosure Schedule.

            Section 3.2 Capitalization.

                  (a) The authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.10 ("Company Preferred Stock"). At the date hereof, there are:

            (i) 5,741,946 shares of Company Common Stock issued and outstanding,

            (ii) no shares of Company Preferred Stock issued or outstanding,

            (iii) 49,139 shares of Company Common Stock issuable in respect of outstanding Deferred Stock Units,

            (iv) 296,196 shares of Company Common Stock issuable in respect of 1996 Employee Plan Options (without distinguishing between vested and unvested grants of options),

            (v) 29,917 shares of Company Common Stock issuable in respect of 1996 Director Plan Options (without distinguishing between vested and unvested grants of options), and

            (vi) 44,400 shares of Company Common Stock issuable in respect of 1985 Employee Plan Options (all of which 1985 Employee Plan Options have fully vested in favor of their holders),

All of the issued and outstanding shares of Company Common Stock have been (and any shares of Company Common Stock issuable in respect of Deferred Stock Units, upon the exercise of 1996 Employee Plan Options, upon the exercise of 1996 Director Plan Options, or upon the exercise of 1985 Employee Plan Options will
be) duly authorized and validly issued and are (or will be) fully paid, nonassessable, and free of preemptive rights. Section 3.2(a) of the Company Disclosure Schedule sets forth (x) a true and complete list of the holders of Deferred Stock Units and the number of Deferred Stock Units held by each such holder, and (y) a true and complete list of all outstanding options granted under the Company Option Plans, including the expiration date of each such option, the exercise price for shares of Company Common Stock represented by each such option, the number of shares of Company Common Stock for which each such option is exercisable, and the number of holders of such options. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, as of the date hereof, there are not and, as of the Effective Time there will not be, any shares of Company Common Stock or other capital stock issued and outstanding or any subscriptions, options, warrants, calls, stock appreciation rights, phantom stock units, commitments, or agreements of any character providing for the purchase or issuance of any securities of the Company, including any securities representing the right to purchase or otherwise receive any Company Common Stock.

         (b) Except as set forth in Section 3.2(b) of the Company Disclosure
Schedule:

                  (i) the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or equity interests, as applicable, of each of its Subsidiaries (other than AFTCO), free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever

         ("Liens"), and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, and

                  (ii) the Company owns, directly or indirectly, a 50% partnership interest in AFTCO, free and clear of any Liens, and such interest has been duly authorized and validly issued and is fully paid, nonassessable and free of preemptive rights.

None of the Company's Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any security of such Subsidiary, including any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security or interest of such Subsidiary.

         (c) Disclosed in Section 3.2(c) of the Company Disclosure Schedule is a true and complete list of all Deferred Stock Units, 1996 Employee Plan Options, 1996 Director Plan Options, and 1985 Employee Plan Options outstanding as of the date hereof, the exercise price therefor, and the holder thereof.

         (d) The Board of Directors of the Company has not declared any dividend or distribution with respect to the Company Common Stock the record or payment date for which is on or after the date of this Agreement.

         (e) As of the date hereof, (i) no bonds, debentures, notes or other indebtedness of the Company having the right to vote are issued or outstanding, and (ii) there are no outstanding contractual obligations of Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any shares of capital stock or other equity security or interest of any Subsidiary or of the Company.

         (f) The Company Common Stock is quoted on the Nasdaq National Market ("Nasdaq"). No other securities of Company or any of its Subsidiaries are listed or quoted for trading on any United States domestic or foreign securities exchange.

      Section 3.3 Authority.

         (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to obtaining the approval of holders of at least a two-thirds majority of the outstanding shares of Company Common Stock (the "Company Shareholder Approval") prior to the consummation of the Merger in accordance with the NBCA. The Company Shareholder Approval is the only vote of the holders of any class or series of the Company's securities necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by its Board of Directors and, except for obtaining the Company Shareholder Approval as contemplated by Section 1.5 and as required by the NBCA, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

         (b) The Board of Directors of the Company has adopted this Agreement and has approved and taken all corporate action required to be taken by the Board of Directors for the consummation by the Company of the Merger and the other transactions contemplated by this Agreement.

      Section 3.4 Consents and Approvals; No Violations.

         (a) Except for (i) the consents and approvals set forth in Section 3.4(a) of the Company Disclosure Schedule, (ii) the filing with the SEC of the preliminary proxy statement and the Proxy Statement, (iii) the filing of the Articles of Merger with the Secretary of State pursuant to the NBCA, (iv) the Company Shareholder Approval, and (v) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of,
(A) the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (B) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (C) any filings required under the rules and regulations of Nasdaq, no consents or approvals of, or filings, declarations or registrations with, any federal, state, or local court, administrative or regulatory agency or commission, or other governmental authority or instrumentality, domestic or foreign (each, a "Governmental Entity") are necessary for the consummation by the Company of the transactions contemplated hereby or by the Stockholder Agreement, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

         (b) Except as set forth in Section 3.4(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, nor the consummation of the transactions contemplated by the Stockholder Agreement or compliance with the terms and provisions thereof will:

                  (i) conflict with or violate any provision of the Company Charter or Company By-laws or any of the similar organizational documents of any of its Subsidiaries or

                  (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4(a) and the authorization hereof by the Company's shareholders in accordance with the NBCA are duly obtained,
         (A) violate any
         statute, code, ordinance, rule, regulation, judgment, order, writ, decree, or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (B) subject to obtaining the third-party consents set forth in Section 3.4(b) of the Company Disclosure Schedule, violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (B) above, for such violations, conflicts, breaches, defaults, losses, terminations of rights thereof, accelerations or Lien creations which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

         Section 3.5 SEC Documents; Undisclosed Liabilities.

            (a) The Company has filed all required reports, schedules, forms and registration statements with the SEC since January 1, 2001 (collectively, and in each case including all exhibits, schedules, and amendments thereto and documents incorporated by reference therein, the "SEC Documents"). Except as set forth in Section 3.5(a) of the Company Disclosure Schedule, as of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents (including any and all financial statements included therein) as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has previously delivered (except to the extent such filings are publicly available on the EDGAR system) to Parent each registration statement, report, proxy statement or information statement (other than preliminary materials) filed by Company with the SEC since January 1, 2001, each in the form (including exhibits and any amendments thereto) filed with the SEC prior to the date hereof.

            (b) The consolidated financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated otherwise in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments). Since January 1, 2001, the Company has not received notice from the SEC or any other Governmental Entity that any of its accounting policies or practices are the subject of any review, inquiry, investigation or challenge other than comments from the SEC on Company filings which comments have either been satisfied or withdrawn by the SEC.

            (c) Since July 25, 2003, neither the Company nor any of its consolidated Subsidiaries has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due) except (i) as and to the extent set forth on the audited balance sheet of the Company and its consolidated Subsidiaries as of July 25, 2003 (including the notes thereto) included in the SEC Documents, (ii) as incurred after July 25, 2003 in the ordinary course of business and consistent with past practice, (iii) as described in the Company's quarterly report on Form 10-Q filed on March 5, 2004 (the "Recent SEC Documents"), or (iv) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has not been a party to any securitization transactions or "off-balance sheet arrangements" (as defined in Item 303 of Regulation S-K of the Exchange Act) at any time since January 1, 2001.

            (d) The Company has not filed any report with the SEC, Nasdaq, or any other securities regulatory authority or any securities exchange or other self regulatory authority that, as of the date of this Agreement, remains confidential.

            (e) The principal executive officer of Company and the principal financial officer of Company (and each former principal executive officer or principal financial officer of Company) have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), and the rules and regulations of the SEC promulgated thereunder with respect to the SEC Documents filed since such certifications have been required. For purposes of the preceding sentence, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act.

            (f) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Company's filings with the SEC and other public disclosure documents.

               Section 3.6 Broker's Fees. Except for the Financial Advisor's fee and the fees of The Nassau Group, both of which are set forth in Section 3.6 of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company nor any of their respective officers or directors on behalf of the Company or such Subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any financial advisory fee, broker's fees, commissions, or finder's fees in connection with any of the transactions contemplated hereby.

               Section 3.7 Absence of Certain Changes or Events. Except as set forth in the Recent SEC Documents or in Section 3.7 of the Company Disclosure Schedule, since July 25,

2003: (x) the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course and in a manner consistent with past practice and, since such date, there has not been any event that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect, and (y) neither the Company nor any of its Subsidiaries has taken, or failed to take, any action that would have constituted a breach of Section 5.1 had the covenants therein applied since that date.

               Section 3.8 Legal Proceedings.

                  (a) Except as set forth in Section 3.8 of the Company Disclosure Schedule or as disclosed in the Recent SEC Documents, there is no action, suit or proceeding, claim, arbitration or investigation pending or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries is a party to any action, suit or proceeding, arbitration or investigation, that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect, restrict the conduct of the business of the Company or any of its Subsidiaries, or restrict the ability of the Company or any of its Subsidiaries to compete freely with any other Person.

                  (b) Except as set forth in Section 3.8 of the Company Disclosure Schedule or as disclosed in the Recent SEC Documents, there is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries that, when aggregated with all other such injunctions, orders, judgments, decrees and restrictions, could reasonably be expected to have a Company Material Adverse Effect.

                  (c) There are no actions, suits, investigations, or proceedings pending as of the date of this Agreement against Company or any Subsidiary of Company, or any director, officer or employee of Company or any Subsidiary of Company, alleging any violation of federal or state securities laws, the NBCA, or the rules or regulations of Nasdaq.

            Section 3.9 Compliance with Applicable Law.

                  (a) Except as disclosed in Section 3.9(a) of the Company Disclosure Schedule or in the Recent SEC Documents, the Company and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses as presently conducted and are in compliance with the terms thereof, except where the failure to hold such license, franchise, permit or authorization or such noncompliance could not, when aggregated with all other such failures or noncompliance, reasonably be expected to have a Company Material Adverse Effect.

                  (b) Except as set forth in the Recent SEC Documents or in
         Section 3.9(b) of the Company Disclosure Schedule, (i) the businesses of the Company and its Subsidiaries are not being conducted in violation of any law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity (including but not limited to the Sarbanes-Oxley Act of 2002 and the USA PATRIOT Act of 2001), except for possible violations which, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Company Material Adverse Effect and (ii) neither the Company nor any of its Subsidiaries has received notice of any material violations of any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries.

            Section 3.10 Company Information. The information relating to the Company and its Subsidiaries to be provided by the Company for inclusion in the preliminary proxy statement relating to the Merger and this Agreement, in the Proxy Statement, or in any other document filed with any other Governmental Entity in connection herewith, at the respective times filed with the SEC or such other Governmental Entity and first published, sent or given to shareholders of the Company and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement thereto is mailed to holders of the shares of Company Common Stock and at the time of the Special Meeting, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Company as to such portions thereof that relate only to Parent, Merger Sub, or any of their Subsidiaries or to statements made therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein). The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

            Section 3.11 Employee Matters.

                  (a) The Company has delivered or made available to Parent full and complete copies or descriptions of each material employment, severance, bonus, change-in-control, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, phantom stock, performance unit, forward purchase or sale, derivative contract, pension, retirement, deferred compensation, welfare or other employee benefit agreement, trust fund or other employee benefit arrangement and any union, guild, or collective bargaining agreement maintained or contributed to or required to be contributed to by the Company or any of its ERISA Affiliates (as defined below), for the benefit or welfare of any director, officer, employee or former employee of the Company or any of its ERISA Affiliates (such plans and arrangements being collectively the "Company Benefit Plans"). Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, each of the Company Benefit Plans is in compliance with all applicable laws including the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code except where such noncompliance would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, the Internal Revenue Service has determined that each Company Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Code is so qualified and the Company is aware of no event occurring after the date of such determination that would adversely affect such determination, except where such event would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, no condition exists that is reasonably likely to subject the

         Company or any of its Subsidiaries to any direct or indirect liability under Title IV of ERISA or Section 4976 of the Code that would reasonably be expected to have a Company Material Adverse Effect and that is not reflected on the balance sheet contained in the Recent SEC Documents or that is reasonably likely to result in any loss of a federal tax deduction under Section 280G of the Code. Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, there are no pending or, to the Company's knowledge, threatened, claims by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto except where such claims would not reasonably be expected to have a Company Material Adverse Effect. "ERISA Affiliate" means, with respect to any Person, any trade or business, whether or not incorporated, that together with such Person would be deemed a "single employer" within the meaning of Section 4001(a)(15) of ERISA.

                  (b) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement (other than as set forth in Section 3.11(b) of the Company's Disclosure Schedule) or other contract or understanding with a labor union or labor organization. Except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no (i) unfair labor practice, labor dispute or labor arbitration proceeding pending, (ii) to the knowledge of the Company, any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, or
         (iii) lockout, strike, slowdown, work stoppage or, to the knowledge of the Company, threat thereof by or with respect to such employees.

                  (c) No Company Benefit Plan is subject to Title IV of ERISA or
         Section 412 of the Code, and no Company Benefit Plan is a multiemployer plan within the meaning of Section 414(f) of the Code or a plan described in Section 413(c) of the Code.

                  (d) There have been no prohibited transactions within the meaning of Section 406 or Section 407 of ERISA or Section 4975 of the Code with respect to any of the Company Benefit Plans, and there has been no other event, or more than one other event, with respect to any Company Benefit Plan that could result in any liability for the Company or any Subsidiary related to any excise Taxes under the Code or to any liabilities under ERISA which could have a Material Adverse Effect on Company.

                  (e) Each Company Benefit Plan has been maintained and administered in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Company Benefit Plan or to the Company or any Subsidiary as a sponsor, a plan administrator or a fiduciary of such Company Benefit Plan. If a former Company Benefit Plan has been terminated by or all or any part of the liabilities of the Company or any Subsidiary for any current or former Company Benefit Plan has been transferred to another employer, such termination or transfer was properly effected and neither Company nor any of its Subsidiaries has any further liability with respect to such termination or transfer.

                  (f) Except as set forth in Section 3.11(f) of the Company Disclosure Schedule, neither the requisite corporate or stockholder approval of, nor the consummation of, the transactions contemplated by this Agreement will (either alone or together with any other event, including any termination of employment) entitle any current or former officer, employee, director or other independent contractor of the Company or a Subsidiary to any change in control payment or benefit, transaction bonus or similar benefit or severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan.

                  (g) Except as set forth in Section 3.11(g) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has any material liability in respect of post-retirement health, medical or life insurance benefits for any current or former officer, employee, director, or independent contractor except as required to avoid excise Tax under Section 4980B of the Code.

                  (h) All contributions and other payment due from the Company or any Subsidiary with respect to each Company Benefit Plan have been made or paid in full, and all of the assets which have been set aside in a trust, escrow account or insurance company separate account to satisfy any obligations under any Company Benefit Plan are shown on the books and records of each such trust or account at their current fair market value as of the most recent valuation date for such trust or account, and the fair market value of all such assets as of each such valuation date equals or exceeds the present value of any obligation under any Company Plan.

                  (i) There are no pending or threatened claims with respect to a Company Benefit Plan (other than routine and reasonable claims for benefits made in the ordinary course of the plan's operations) or with respect to the terms and conditions of employment or termination of employment of any current or former officer, employee or independent contractor of the Company or a Subsidiary, which claims could reasonably be expected to result in any material liability to the Company or a Subsidiary, and no audit or investigation by any domestic or foreign governmental or other law enforcement agency is pending or, to the knowledge of the Company or a Subsidiary, has been proposed with respect to any Company Benefit Plan.

                  (j) Vesting for the 1985 Employee Plan Options, the 1996 Employee Plan Options, and the 1996 Director Plan Options, including accelerated vesting which will occur at the Effective Time in respect of the 1996 Employee Plan Options and the 1996 Director Plan Options, has been effected in accordance with the terms of the plans and with the rules of Nasdaq, and no shares have been issued pursuant to any such plan that are not properly registered pursuant to the Securities Act on a Form S-8.

            Section 3.12 Company Products.

                  (a) None of the products manufactured or sold by the Company or any of its Subsidiaries contains or incorporates asbestos, asbestos-containing materials, or presumed asbestos-containing materials.

                  (b) None of the products manufactured or sold by the Company or any of its Subsidiaries is subject to any guarantee, warranty, or other indemnity of or by the Company or any of its Subsidiaries beyond the applicable terms and conditions of sale and any additional written manufacturer's warranty included with such product.

            Section 3.13 Environmental Matters.

                  (a) Except as set forth in Section 3.13(a) of the Company's Disclosure Schedule or in the Recent SEC Documents, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, required environmental remediation activities or, to the knowledge of the Company, governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligations arising under common law standards relating to environmental protection, human health or safety, or under any local, state, federal, national or supranational environmental statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, "Environmental Laws"), pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries, which liability or obligation would reasonably be expected to have a Company Material Adverse Effect.

                  (b) During or, to the knowledge of the Company, prior to the period of (i) its or any of its Subsidiaries' ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries' participation in the management of any property, or (iii) its or any of its Subsidiaries' holding of a security interest or other interest in any property, there was no release or threatened release of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which (x) would require remediation under Environmental Laws or (y) would reasonably be expected to have a Company Material Adverse Effect.

                  (c) Neither the Company nor any of its Subsidiaries is subject to any agreement, judgment, decree, or other order of any kind by or with any court, governmental authority, regulatory agency, or third party imposing any material liability or obligations pursuant to or under any Environmental Law.

                  (d) There has been no material environmental investigation, study, audit, test, review or other analysis conducted by or on behalf of the Company of which the Company has knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that Company has not provided to Parent prior to the date of this Agreement.

         Section 3.14 Takeover Statutes. The Company has taken all actions necessary such that no restrictive provision of any "fair price," "moratorium," "control share acquisition," "interested shareholder" or other similar anti-takeover statute or regulation (including, without limitation, Article 24 of the NBCA) or restrictive provision of any applicable anti-takeover provision in the governing documents of the Company is, or at the Effective Time will be, applicable to the Company, Parent, Merger Sub, the shares of Company Common Stock (including shares of Company Common Stock acquired in the Merger), the Merger or any other transaction contemplated by this Agreement or the Stockholder Agreement. No anti-takeover provision contained in the Company Charter or the Company By-laws is, or at the Effective Time will be, applicable to the Company, the shares of Company Common Stock, the Merger or the other transactions contemplated by this Agreement.

         Section 3.15 Properties. Except as disclosed in the Recent SEC Documents, each of the Company and its Subsidiaries (i) has good and indefeasible title to all the properties and assets reflected on the latest audited balance sheet included in the Recent SEC Documents as being owned by the Company or one of its Subsidiaries or acquired after the date thereof which are, individually or in the aggregate, material to the Company's business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of (A) all Liens except for (1) statutory liens securing payments not yet due and (2) such imperfections or irregularities of title or other Liens (other than real property mortgages or deeds of trust) as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (B) all real property mortgages and deeds of trust except such secured indebtedness as is properly reflected in the latest audited balance sheet included in the Recent SEC Documents, and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in the Recent SEC Documents or acquired after the date thereof which are material to its business on a consolidated basis and is in possession of the properties purported to be leased thereunder, and each such lease is valid without material default thereunder by the lessee or, to the knowledge of the Company, the lessor. The assets of the Company and its Subsidiaries constitute, in the aggregate, all the assets (including, but not limited to, intellectual property rights) used in or necessary to the conduct of their businesses as they currently are being conducted. They are substantially all of the assets with which the Company has conducted its historical business.

         Section 3.16 Tax Returns and Tax Payments.

                  (a) Except as set forth in Section 3.16 of the Company Disclosure Schedule:

                        (i) the Company and its Subsidiaries have prepared in
            good faith and have duly and timely filed (or, as to Subsidiaries, the Company has filed on behalf of such Subsidiaries) all material Tax Returns (as defined below) required to be filed by it and all such Tax Returns are complete and accurate in all material respects;

                        (ii) the Company and its Subsidiaries have paid (or, as
            to Subsidiaries, the Company has paid on behalf of such Subsidiaries) all material

            Taxes (as defined below) shown to be due on their Tax Returns or has provided (or, as to Subsidiaries, the Company has made provision on behalf of such Subsidiaries) reserves in its financial statements for any Taxes that have not been paid (excluding any reserve for deferred Taxes established to reflect timing differences), whether or not shown as being due on any Tax Returns;

                        (iii) neither the Company nor any of its Subsidiaries
            has granted any request that remains in effect for waivers of the time to assess any Taxes;

                        (iv) no claim for unpaid Taxes has been asserted against
            the Company or any of its Subsidiaries in writing by a Tax authority which, if resolved in a manner unfavorable to the Company or any of its Subsidiaries, as the case may be, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

                        (v) there are no Liens for Taxes upon the assets of the
            Company or any Subsidiary, except for Liens for Taxes not yet due and payable or for Taxes that are being disputed in good faith by appropriate proceedings and with respect to which adequate reserves (excluding any reserve for deferred Taxes established to reflect timing differences) have been taken;

                        (vi) to the knowledge of the Company no audit of any
            material Tax Return of the Company or any of its Subsidiaries is being conducted by a Tax authority;

                        (vii) neither the Company nor any of its Subsidiaries
            has any liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law) as a transferee or successor, by contract or otherwise;

                        (viii) there are no contracts, agreements or other
            arrangements which could result in the payment by the Company or by any Subsidiary of an "Excess Parachute Payment" as that term is used in Section 280G of the Code or the payment by the Company or any of its Subsidiaries of compensation which will not be deductible because of Section 162(m) of the Code, in either case, whether because of the transactions contemplated by this Agreement or for any other reason;

                        (ix) there are no contracts, agreements or other
            arrangements that would qualify as "reportable transactions" as defined in Treasury Regulation Section 1.6011-4; and

                        (x) neither the Company nor any Subsidiary has been a
            "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code.

                        (b) As used herein, "Taxes" shall mean all taxes of any
            kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign.

                        (c) As used herein, "Tax Return" shall mean any return,
            report, or statement required to be filed with any governmental authority with respect to Taxes.

                        (d) As used herein, "Code" shall mean the Code and the
            Treasury Regulations promulgated thereunder.

                  Section 3.17 Intellectual Property.

                        (a) Except as set forth in Section 3.17 of the Company
            Disclosure Schedule:

                                    (i) the Company and its Subsidiaries own all
                        right, title and interest in or have valid and enforceable rights to use, by license or other agreement, all of the Intellectual Property Rights (as defined below) that are currently used in the conduct of the Company's or any of its Subsidiary's business, free of all Liens,

                                    (ii) no action, claim, arbitration,
                        proceeding, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) has commenced, been brought or heard by or before any Governmental Entity or arbitrator or is pending or is threatened in writing by any third Person with respect to any Intellectual Property Rights owned or used by the Company or any of its Subsidiaries in connection with their respective businesses as currently conducted, including any of the foregoing that alleges that the operation of any such business infringes, misappropriates, impairs, dilutes or otherwise violates the rights of others, and there are no grounds for the same, and Company and its Subsidiaries are not subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement, or other dispute involving any third Person's Intellectual Property Rights, and

                                    (iii) to the knowledge of Company, no Person
                        has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Intellectual Property Rights owned or used by Company or any of its Subsidiaries in connection with their respective businesses as currently conducted and neither Company nor any of its Subsidiaries has brought or threatened any such claims, suits, arbitrations or other adversarial proceedings against any third party that remain unresolved.

            Excluded from the foregoing provisions of this Section 3.17 are matters that, individually or in the aggregate with other such matters not otherwise disclosed in Section 3.17 of the Company Disclosure Schedule, would not reasonably be expected to have a Company

            Material Adverse Effect. Schedule 3.17 of the Company Disclosure Schedule also contains a list of each written notice received by the Company or any of its Subsidiaries during the 36 months preceding the date of this Agreement alleging that the operation of the business of the Company or any of its Subsidiaries infringes upon, misappropriates, or conflicts with any Intellectual Property Rights of a third party.

                        (b) All of the material intellectual property owned or
            used by Company or any of its Subsidiaries prior to the Closing Date will be owned or available for use by Company and its Subsidiaries immediately after the Closing on substantially the same terms and conditions as prior to the Closing.

                        (c) For purposes of this Agreement, "Intellectual
            Property Rights" means any or all rights in, arising out of or associated with any of the following: (i) all United States, international and foreign patents and patent applications (including all reissues, reexaminations, divisionals, renewals, extensions, provisionals, continuations, continuations-in-part, patent disclosures, mask works and integrated circuit topographies) and all equivalents thereof; (ii) all computer software (including source and object code) and related documentation, confidential information, trade secrets, inventions (whether patentable or not), business information, customer lists, know how, show how, technology and all documentation relating to any of the foregoing; (iii) all United States and foreign copyrights, copyright registrations and applications therefor in both published and unpublished works; (iv) all United States and foreign trademarks and service marks (whether or not registered), trade names, designs, logos, slogans and general intangibles of like nature, together with all goodwill appurtenant thereto, and applications for registration of any of the foregoing; and (v) Internet domain name registrations and applications therefor.

                        (d) The Company or its Subsidiaries own, or are licensed
            or otherwise possess legally enforceable rights to use, all trademarks that are material to the business of the Company and its Subsidiaries as currently conducted, including the trademarks "ISCO," "Isco, Inc." "Isco," "Combiflash," "Flowlink," Foxy," "Redisip," "Retriever," (with respect to liquid chromatography) "SWIFT," and (with respect to AFTCO) "UniMag."

            Section 3.18 Identified Agreements. Other than the contracts or agreements of the Company included as Item 14 exhibits to the Company's annual report on Form 10-K for the fiscal year ended July 25, 2003, and other than contracts or agreements between the Company and its Subsidiaries or between Subsidiaries of the Company (in each case, excluding AFTCO), Section 3.18 of the Company Disclosure Schedule lists each of the contracts and agreements to which the Company or any of its Subsidiaries is a party as of the date hereof, which are (a) material contracts or agreements between the Company and any of its Affiliates (including AFTCO), (b) contracts or arrangements between the Company and its Subsidiaries, on the one hand, and executive officers or directors of the Company or their Affiliates and associates (as defined in the Exchange Act), on the other hand, or (c) shareholder, voting trust, or similar contracts or agreements relating to the voting of Company Common Stock or other equity interests of the Company or any of its Subsidiaries.

            Section 3.19 Investment Company. Neither the Company nor any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

            Section 3.20 Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held, has (A) unanimously adopted this Agreement (including all terms and conditions set forth herein) and approved the transactions contemplated hereby, including the Merger, (B) determined that the Merger is advisable and that the terms of the Merger are fair to, and in the best interests of, the Company and its shareholders, and (C) resolved to submit this Agreement to the Company's shareholders and recommend that the Company's shareholders approve this Agreement, the Merger, and the other transactions contemplated hereby.

            Section 3.21 Opinion of Financial Advisor. The Financial Advisor has delivered to the Company's Board of Directors its opinion (in writing or to be confirmed in writing) to the effect that, as of the date hereof and based upon and subject to the factors and assumptions set forth therein, $16.00 per Share in cash to be received by the holders of the Shares pursuant to the Merger is fair to such holders from a financial point of view.

            Section 3.22 Insurance.

                        (a) Section 3.22(a) of the Company Disclosure Schedule
            sets forth a complete and accurate list of all primary, excess and umbrella policies, bonds and other forms of insurance owned or held by or on behalf of and/or providing insurance coverage to the Company and its Subsidiaries and their respective business, properties and assets (and each of the directors, officers, salespersons, agents or employees of the Company or any of its Subsidiaries for which the Company or such Subsidiary is a beneficiary or pays the premium) and the following information for each such policy: (i) type(s) of insurance coverage provided; (ii) name of insurer; (iii) effective date; (iv) policy number; (v) per occurrence and annual aggregate deductibles or self-insured retention; (vi) per occurrence and annual aggregate limits of liability and the extent, if any, to which the limits of liability have been exhausted; and (vii) annual premium.

                        (b) Section 3.22(b) of the Company Disclosure Schedule
            sets forth a complete and accurate summary of all of the self-insurance coverage provided by the Company and its Subsidiaries.

            Section 3.23 Personnel. Section 3.23 of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of (a) the names and current base salaries or other compensation of all directors and elected and appointed officers of each of the Company and its Subsidiaries, and
(b) the number of shares of Company Common Stock owned beneficially or of record, or both, by each such individual and the immediate family relationships, if any, among such individuals.

            Section 3.24 Potential Conflicts of Interest. Except as set forth in the Recent SEC Documents or in Section 3.24 of the Company Disclosure Schedule, since July 25, 2003, there have been no transactions, agreements, arrangements or understandings between the

Company or any of its Subsidiaries, on the one hand, and their respective Affiliates, including without limitation their directors and officers, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (except for amounts due as normal salaries and bonuses and in reimbursements of ordinary expenses of the members of the Company's board of directors). As of the date hereof, only the directors of the Company identified in Section 3.24 of the Company Disclosure Schedule are not "independent" directors under the rules of Nasdaq. No officer or director of the Company or any Subsidiary has asserted any claim, charge, action or cause of action against the Company or any Subsidiary, except for immaterial claims for accrued vacation pay, accrued benefits under any employee benefit plan and similar matters and agreements existing on the date hereof.

            Section 3.25 Certain Business Practices. Neither the Company nor any of its Subsidiaries, and no director or executive officer, and, to the knowledge of the Company, no agent or employee of the Company or any Subsidiary of the Company, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees (including employees of any company controlled by a foreign government or an instrumentality of a foreign government) or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

                                   ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES OF
                              PARENT AND MERGER SUB

            Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

            Section 4.1 Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and the State of Nebraska, respectively, and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

            Section 4.2 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized and approved by their respective Boards of Directors and by Parent as the sole shareholder of Merger Sub and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub, and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that such enforceability may be limited by (a) bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally or (b) general principles of equity.

         Section 4.3 Consents and Approvals; No Violation.

                  (a) Except for (i) the filing with the SEC of the preliminary proxy statement and the Proxy Statement, (ii) the filing of the Articles of Merger with the Secretary of State pursuant to the NBCA, and (iii) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act or any other applicable antitrust or competition law, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the consummation by Parent and Merger Sub of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (a "Parent Material Adverse Effect").

                  (b) Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or by-laws of Parent or any of the similar organizational documents of Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3(a) are obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, Merger Sub, or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or Merger Sub is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults, losses, terminations of rights thereof, accelerations or Lien creations which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

            Section 4.4 Broker's Fees. Neither Parent nor Merger Sub nor any of their respective officers or directors on behalf of Parent or Merger Sub has employed any financial advisor, broker or finder in a manner that would result in any liability of the Company for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated hereby or that would result in any reduction of the consideration payable to the shareholders of the Company.

            Section 4.5 Merger Sub's Operation and Capitalization. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby. The authorized capital stock of Merger Sub consists of 1000 shares of Merger Sub Common Stock, all of which shares have been validly issued, are fully paid and nonassessable, and are owned by Parent free and clear of any Liens.

            Section 4.6 Parent or Merger Sub Information. The information relating to Parent and its Subsidiaries to be provided by Parent to be contained in the Proxy Statement, or in any other document filed with any other Governmental Entity in connection herewith, at the respective time filed with the SEC or such other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to holders of the Shares and at the time of the Special Meeting, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

            Section 4.7 Litigation. There are no claims, suits, actions or proceedings pending or, to Parent or Merger Sub's knowledge, threatened in writing, nor are there, to the knowledge of Parent and Merger, any investigations or reviews pending or threatened in writing against, relating to or affecting Parent or Merger Sub or any of their respective Subsidiaries that
(i) seek to question, delay or prevent the consummation of the Merger or the other transactions contemplated hereby or (ii) would reasonably be expected to affect adversely the ability of Parent or Merger Sub to fulfill its obligations hereunder.

            Section 4.8 Financing.

                  (a) Parent and Merger Sub have, as of the date of this Agreement, a combination of cash on hand and access to financing from third party lenders in an aggregate amount sufficient to pay the Merger Consideration for all outstanding shares of Company Common Stock converted into cash pursuant to the Merger, to perform Parent's and Merger Sub's obligations under this Agreement, and to pay all fees and expenses related to the transactions contemplated by this Agreement payable by them.

                  (b) Parent and Merger Sub will have at the Effective Time sufficient funds in immediately available U.S. dollars to pay the Merger Consideration in cash for all outstanding shares of Company Common Stock converted into cash pursuant to the Merger, to perform Parent's and Merger Sub's obligations under this Agreement, and to pay all fees and expenses related to the transactions contemplated by this Agreement payable by them.

            Section 4.9 Stock Ownership. As of the date hereof, neither Parent nor Merger Sub nor any of their respective Subsidiaries beneficially own any shares of Company Common Stock.

                                    ARTICLE V
                                    COVENANTS

            Section 5.1 Conduct of Businesses Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation (including the rules of any applicable securities exchange), during the period from the date of this Agreement to the earlier of (x) the termination of this Agreement and (y) the Effective Time, unless Parent otherwise agrees in writing, the Company shall, and shall cause its Subsidiaries to, in all material respects, conduct its business in the usual, regular, and ordinary course consistent with past practice; use all reasonable efforts to maintain and preserve intact its business organization and the good will of those having business relationships with it and retain the services of its present officers and key employees; at its expense, maintain all its assets in good repair and condition, except to the extent of reasonable wear and use and damage by fire or other casualty; and comply in all material respects with all applicable laws and regulations of Governmental Entities. Without limiting the generality of the foregoing, and except as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation (including the rules of any applicable securities exchange), during the period from the date of this Agreement to the earlier of (x) the termination of this Agreement and (y) the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent in each instance:

                  (a) adopt or propose any change to the Company Charter or the Company By-laws;

                  (b) merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly owned Subsidiaries of the Company that are not obligors or guarantors of third party indebtedness;

                  (c) (i) except as permitted by the proviso in Section 6.2(d)(ii), issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company or any of its Subsidiaries (including, in each case, Deferred Stock Units and Company Stock Options), or (B) any other securities in respect of, in lieu of, or in substitution for, any shares of capital stock of the Company or any of its Subsidiaries outstanding on the date hereof, other than the issuance of Company Common Stock pursuant to the conversion of Deferred Stock Units or the exercise of Company Stock Options, in each case which are outstanding as of the date of this Agreement; (ii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding shares of capital stock of the Company or any of its Subsidiaries; or (iii) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution, in respect of any shares of its capital stock or otherwise make any payments to its shareholders in their capacity as such, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent;

                  (d) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for

         (A) indebtedness for borrowed money incurred in the ordinary course of business not to exceed $500,000 in the aggregate, and (B) indebtedness for borrowed money in replacement of existing indebtedness for borrowed money on customary commercial terms;

                  (e) other than in the ordinary course of business consistent with past practice, sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets (i) individually, with a minimum value in excess of $50,000 to any Person other than a direct or indirect wholly owned Subsidiary or (ii) collectively, with an aggregate minimum value in excess of $200,000 to any Person or Persons other than direct or indirect wholly owned Subsidiaries;

                  (f) cancel, release or assign any indebtedness owing to it in excess of $500,000 in the aggregate by or to any Person or Persons other than a direct or indirect wholly owned Subsidiary;

                  (g) acquire assets outside of the ordinary course of business from any other Person or Persons other than a direct or indirect wholly owned Subsidiary with an aggregate value or purchase price in excess of $100,000;

                  (h) make any material acquisition or investment in a business either by purchase of stock or securities, merger or consolidation, contributions to capital, loans, advances, property transfers, or purchases of any property or assets of any other individual, corporation or other entity other than a wholly owned Subsidiary thereof;

                  (i) increase in any manner the compensation of any of its directors, officers or employees or enter into, establish, amend or terminate any Company Benefit Plans, for or in respect of, any shareholder, officer, director, other employee, agent, consultant, or Affiliate other than (i) as required pursuant to the terms of this Agreement, (ii) as required pursuant to the terms of an existing Company Benefit Plan, and (iii) annual increases in salaries and wages of directors, officers, or employees of the Company made in the ordinary course of business and in a manner consistent with past practice;

                  (j) waive or fail to enforce any provision of any confidentiality or standstill agreement to which it is a party; provided, however, that this clause (j) shall not prohibit the Company from consenting to a request from one or more of the parties thereto that it be permitted to make a Superior Proposal (as defined in Section 5.2(e)) or a proposal that may reasonably be expected to lead to a Superior Proposal;

                  (k) make any changes with respect to accounting policies or procedures, except as required by changes in GAAP or by Law or except as the Company, based on the advice of its independent auditors and after consultation with Parent, determines in good faith is advisable to conform to best accounting practices;

                  (l) settle any litigation or other proceedings before or threatened to be brought before a Governmental Entity for an amount in excess of $100,000 or which would be reasonably likely to have a Company Material Adverse Effect;

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

                  (m) except as required by law, make any material Tax election or take any position on any material Tax Return filed on or after the date of this Agreement or adopt any material method therefor that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods;

                  (n) terminate, cancel, amend or modify any insurance coverage maintained by the Company or any Subsidiary with respect to any material assets which is not replaced by a comparable amount of insurance coverage;

                  (o) amend in any respect the Employment Agreement, dated as of April 7, 2004, by and between the Company and Robert W. Allington; or

                  (p) make any commitment to take any of the actions prohibited by this Section 5.1.

            Section 5.2 No Solicitation.

                  (a) The Company shall immediately cease any discussions or negotiations with any Persons that may be ongoing with respect to a Takeover Proposal and shall seek to have returned to the Company any confidential information that has been provided in any such discussions or negotiations. From the date hereof, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its officers, directors, or employees or any Affiliate, investment banker, financial advisor, attorney, accountant, or other representative retained by it or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information which has not been previously publicly disseminated), or take any other action intended to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that following the receipt of a Superior Proposal or a proposal which is reasonably expected to lead to a Superior Proposal that was unsolicited and made after the date hereof in circumstances not otherwise involving a breach of this Agreement, the Company may, in response to such Takeover Proposal and subject to compliance with Section 5.2(c), (A) request information from the Person making such Takeover Proposal for the purpose of the Board of Directors of the Company informing itself about the Takeover Proposal that has been made and the Person that made it, (B) furnish information with respect to the Company to the Person making such Takeover Proposal pursuant to a confidentiality agreement, provided that (1) such confidentiality agreement contains substantially the same terms as (or terms no less favorable to the Company) than those contained in the Confidentiality Agreement dated as of February 27, 2004 between Parent and the Company (as it may be amended, the "Confidentiality Agreement") and (2) the Company advises Parent of all such nonpublic information delivered to such Person concurrently with its delivery to the requesting Person, and (C) participate in negotiations with such Person regarding such Takeover Proposal; provided, further, that the actions described in clauses (B) and (C) of the immediately preceding proviso may be taken only on or before the date the Company Shareholder Approval is obtained. It is agreed that any violation of the restrictions set forth in the preceding sentence by any executive officer, director, investment banker, attorney, or other advisor or representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.2(a) by the Company.

                  (b) Except as expressly permitted in this Section 5.2(b), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw, qualify, or modify, or propose publicly to withdraw, qualify, or modify, in a manner adverse to Parent, the approval, determination of advisability, or recommendation by such Board of Directors or such committee of this Agreement, the Merger, and the other transactions contemplated hereby, (ii) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Takeover Proposal (other than a confidentiality agreement referred to in Section 5.2(a)). Notwithstanding the foregoing, in the event that the Board of Directors of the Company determines in good faith, in response to a Superior Proposal that was unsolicited and made after the date hereof in circumstances not otherwise involving a breach of this Agreement, after considering applicable provisions of state law and after consultation with outside counsel, that the failure to do so would be inconsistent with its fiduciary duties to the Company's shareholders under applicable law, the Board of Directors of the Company may, prior to the earlier to occur of (i) the Company Shareholder Approval and (ii) the six week anniversary of the date of this Agreement and subject to compliance with all of the requirements of this Section 5.2(b) and to compliance with Sections 5.2(a) and 5.2(c), (x) withdraw or modify its approval, determination of advisability, or recommendation of this Agreement, the Merger, and the other transactions contemplated hereby or (y) determine to be advisable or recommend a Superior Proposal; provided, however, that any actions described in clause (x) or (y) may be taken only at a time that is after the second business day following Parent's receipt of written notice from the Company advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, and identifying the Person making such Superior Proposal.

                  (c) In addition to the obligations of the Company set forth in Sections 5.2(a) and 5.2(b), the Company shall promptly advise Parent in writing of (i) any request for confidential information in connection with a Takeover Proposal, (ii) any Takeover Proposal, (iii) the material terms and conditions of such request or such Takeover Proposal, (iv) the identity of the Person making such request or such Takeover Proposal, and (v) any requests made by the Company for information about the Takeover Proposal or the Person that made it, and the Company shall keep Parent promptly advised of all significant developments in respect of such Takeover Proposal.

                  (d) Nothing contained in this Section 5.2 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders; provided, however, neither the Company nor its Board of Directors nor any committee thereof shall, except as in accordance with Section 5.2(b), withdraw or modify, or propose publicly to withdraw or modify, its approval, determination or recommendation or approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, a Takeover Proposal.

                  (e) For purposes of this Agreement:

                        (i) "Takeover Proposal" means any inquiry, proposal or
            offer from any Person (other than Parent and its Subsidiaries, Affiliates, and representatives) relating to any direct or indirect acquisition or purchase of 15% or more of the assets of the Company or any of its Subsidiaries or 15% or more of any class of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

                        (ii) "Superior Proposal" means a bona fide written offer
            from any Person (other than Parent and its Subsidiaries, Affiliates and representatives) for a direct or indirect acquisition or purchase of 50% or more of the assets of the Company or any of its Subsidiaries taken as a whole, or 50% or more of any class of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 50% or more of any class of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, in each case other than the transactions contemplated by this Agreement, which provides for consideration on a per share basis to the shareholders of the Company with a value (it being understood that securities retained by the Company's shareholders be included for purposes of that determination) that the Board of Directors of the Company determines in good faith (after consultation with independent financial advisors and outside counsel and taking into account all relevant factors, including whether financing for such offer is committed and the likelihood of such offer resulting in a consummated transaction) to be more favorable from a financial point of view to the Company's shareholders than the Merger Consideration. Any Superior Proposal is a Takeover Proposal.

            Section 5.3 Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Parent and the Company. Thereafter, so long as this Agreement is in effect, none of the Company, Parent, Merger Sub, nor any of their respective Affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other parties hereto, except any publication of any press release or other announcement made in connection with any Superior Proposal or as may be required by law or by any listing agreement with a national securities exchange as determined in the good faith judgment of the party hereto wanting to make such release.

            Section 5.4 Notification of Certain Matters. Each of the Company and Parent shall give prompt notice to the other if any of the following occur after the date of this Agreement: (i) receipt of any notice or other communication in writing from any Person, not a party hereto, alleging that the consent or approval of such Person is or may be required in connection with the transactions contemplated by this Agreement; (ii) receipt of any notice or other communication from any Governmental Entity or Nasdaq (or any other securities market), as applicable, in connection with the transactions contemplated by this Agreement; or (iii) the occurrence of an event which would be reasonably likely to (A) have a Company Material Adverse Effect or prevent or delay the consummation of the Merger or (B) cause any condition to the Merger to be unsatisfied at any time prior to the Outside Date (as defined in Section 7.1(b)); provided, however, that the delivery of any notice pursuant to this
Section 5.4 shall not limit or otherwise affect the remedies of the parties hereto available hereunder.

            Section 5.5 Access to Information.

                  (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the Parent, during normal business hours during the period prior to the Effective Time, reasonable access to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. Parent shall, and shall cause its Subsidiaries and Representatives to, hold in strict confidence all Evaluation Material (as defined in the Confidentiality Agreement) concerning the Company and its Subsidiaries furnished to it in connection with the transactions contemplated by this Agreement, pursuant to this Section 5.5(a) or otherwise, in accordance with the Confidentiality Agreement.

                  (b) No investigation by any of the parties hereto or their respective representatives shall affect the representations, warranties, covenants or agreements of the others set forth herein.

            Section 5.6 Further Assurances.

                  (a) Subject to the terms and conditions of this Agreement, each of Parent and the Company shall, and shall cause its Subsidiaries to, use all reasonable efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VI hereof, to consummate the transactions contemplated by this Agreement, including, without limitation, the Merger, as promptly as practicable and (ii) to obtain (and to cooperate with the other parties hereto to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or Parent or any of their respective

         Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of any such consent, authorization, order, or approval. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report From pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other reasonable actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as possible. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event will any party hereto be obligated, in connection with the transactions contemplated hereby, to agree to, or proffer to, divest or hold separate, or enter into any licensing or similar arrangement with respect to, any assets or any portion of any business of Parent, any of its Subsidiaries, the Company, or any of its Subsidiaries.

                  (b) Subject to the terms and conditions of this Agreement, each of Parent and the Company shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including, without limitation, using all reasonable efforts to cause the conditions set forth in Section 6.2(b) through (g) to be satisfied, using all reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby, and using all reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

            Section 5.7 Indemnification; Directors' and Officers' Insurance.

                  (a) From and after the Effective Time until the sixth anniversary of the Effective Time, Parent shall indemnify, advance expenses to, and hold harmless the present and former officers and directors of the Company and its Subsidiaries, in each case to the fullest extent permitted by law, in respect of acts or omissions occurring prior to or after the Effective Time. From and after the Effective Time, Parent shall cause the articles of incorporation and by-laws of the Surviving Corporation to contain provisions substantially similar in terms to the rights granted in the provisions with respect to indemnification and insurance set forth in the Company Charter and the Company By-laws in effect on the date hereof, which provisions shall not be amended in any manner prior to the sixth anniversary of the Effective Time that would adversely affect the rights thereunder of the Company's employees, agents, directors or officers for acts or omissions occurring on or prior to the Effective Time, except if such amendment is required by applicable law. Any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth in the Company Charter or the Company By-laws shall be made by independent counsel selected by Parent and reasonably acceptable to such officer or director. Parent shall pay such counsel's fees and expenses so long as such officer or director does not challenge any such determination by such independent counsel. With respect to acts or omissions occurring on or prior to the Effective Time, Parent and the Surviving Corporation shall, until the sixth anniversary of the Effective Time and for so long thereafter as any claim for insurance coverage asserted on or prior to such date has not been fully adjudicated, cause to be maintained in effect, at no cost to the beneficiaries thereof, to the extent available, the policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries as of the date hereof to the extent that such insurance coverage can be maintained at an annual cost to the Surviving Corporation of not greater than 200% of the annual premium for the Company's current insurance policies and, if such insurance coverage cannot be so purchased or maintained at such cost, providing as much of such insurance as can be so purchased or maintained at such cost.

                  (b) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume its obligations set forth in this Section 5.7.

            Section 5.8 Employee Benefit Plans. For purposes of all employee benefit plans (as defined in Section 3(3) of ERISA) and other employment agreements, arrangements and policies of Parent under which an employee's benefits depends, in whole or in part, on length of service, credit will be given to current employees of the Company for service with the Company prior to the Effective Time, provided that such crediting of service does not result in duplication of benefits. Parent shall, and shall cause the Surviving Corporation to, honor in accordance with their terms all employee benefit plans (as defined in Section 3(3) of ERISA) and the other Company Benefit Plans; provided, however, that Parent or the Company may amend, modify or terminate any individual Company Benefit Plan in accordance with its terms and applicable law (including obtaining the consent of the other parties to and beneficiaries of such Company Benefit Plan to the extent required thereunder). Parent shall not, and shall cause the Surviving Corporation to not, modify or terminate, prior to July 31, 2004, the Employer matching contribution provisions contained in the Isco, Inc. Retirement Plu$ Plan (the "Retirement Plu$ Plan"). Parent shall, or shall cause the Surviving Corporation to, make, prior to the earlier to occur of
(x) December 31, 2004 and (y) any material modification or termination of the Retirement Plu$ Plan after the Effective Time, a profit sharing contribution under the Retirement Plu$ Plan for the fiscal year ending July 31, 2004 in an amount determined in accordance with, and computed pursuant to, the Company's Board of Directors policy in effect as of July 31, 2003. In calculating the annual discretionary profit sharing contribution under the Retirement Plu$ Plan for the fiscal year ending July 31, 2004, Parent shall, and shall cause the Surviving Corporation to, (x) disregard the Company's, Parent's, and the Surviving Corporation's costs and expenses payable to those third parties listed on Section 5.8 of the Company Disclosure Schedule incurred in and accrued for such fiscal year as a direct result of the negotiation and execution of this Agreement and the carrying out of the transactions contemplated hereby, and (y) perform such calculations in a manner consistent with GAAP and with the accounting practices and procedures utilized in making the profit sharing contribution calculations for the Company's fiscal year ended July 25, 2003.

            Section 5.9 Bonus Payments. If the Effective Time shall occur on or prior to July 31, 2004, Parent shall, or shall cause the Surviving Corporation to, pay discretionary bonuses to officers and employees of the Company with respect to the fiscal year ending July 31, 2004, consistent with the Company's past practice with respect to such bonuses, including but not limited to payments under the Annual Cash Incentive Plan portion of the Company's FY2001-2005 Executive Incentive Compensation Plan. In calculating such bonuses, Parent shall, and shall cause the Surviving Corporation to, (x) disregard the Company's, Parent's, and the Surviving Corporation's costs and expenses payable to those third parties listed on Section 5.8 of the Company Disclosure Schedule incurred in and accrued for such fiscal year as a direct result of the negotiation and execution of this Agreement and the carrying out of the transactions contemplated hereby and (y) perform such calculations in a manner consistent with GAAP and with the accounting practices and procedures utilized in making the bonus calculations for the Company's fiscal year ended July 25, 2003.

            Section 5.10 Special Meeting.

                  (a) Subject to Section 1.5, the Company will take all action necessary in accordance with applicable law and the Company Charter and the Company By-laws to convene as promptly as reasonably practicable after the date hereof the Special Meeting and shall submit the Merger for approval by the shareholders of the Company at such meeting or any adjournment thereof.

                  (b) Subject to Section 5.2, the Company, through the Board of Directors of the Company, shall recommend that the shareholders of the Company vote in favor of the approval of the Merger and the approval of this Agreement at the Special Meeting or any adjournment thereof.

            Section 5.11 Employee Solicitation. If this Agreement is terminated pursuant to Section 7.1, neither Parent nor Merger Sub, during the 24 month period following the date of this Agreement, shall, directly or indirectly, solicit for employment any officer, director or senior-level employee of the Company or any of its Subsidiaries; provided, however, that Parent shall not be precluded from hiring any such officer, director, or employee (i) pursuant to a response by such employee to a general solicitation not targeted at the Company's or any of its Subsidiaries' employees or (ii) who has terminated his or her employment with the Company or any of its Subsidiaries or who has been terminated by the Company or any of its Subsidiaries prior to the commencement of employment discussions involving Parent or Merger Sub and such employee.

            Section 5.12 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Parent.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

            Section 6.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

                  (a) Shareholder Approval. This Agreement shall have been duly adopted and the Merger and the other transactions contemplated hereby shall have been approved by the requisite vote of the holders of Company Common Stock.

                  (b) Statutes and Injunctions; Governmental Consents. No statute, rule, regulation, judgment, order or injunction shall have been promulgated, entered, enforced, enacted, or issued or be applicable to the Merger by any Governmental Entity which (i) prohibits, or imposes any material limitations on, Parent's ownership or operation of its or its Subsidiaries' businesses or assets, or Parent's or the Surviving Corporation's ownership or operation of the Company's and its Subsidiaries' businesses and assets, (ii) prohibits, restrains, or makes illegal the consummation of the Merger, or (iii) imposes material limitations on the ability of Parent effectively to exercise full rights of ownership of the shares of the Surviving Corporation, and no action or proceeding by any Governmental Entity shall be pending which seeks any of the results described in clauses (i), (ii), or (iii); provided that the parties hereto shall use all reasonable efforts to cause any such statute, rule, regulation, judgment, order or injunction to be vacated or lifted or any such action or proceeding to be dismissed; and all foreign or domestic governmental consents, orders and approvals required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and shall be in effect at the Effective Time.

                  (c) Competition Acts. Any applicable waiting period under the HSR Act and any other applicable antitrust or competition law has not expired or terminated.

            Section 6.2 Condition to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions (which may be waived in whole or in part by Parent):

                  (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement that are qualified by materiality shall be true and correct, and the representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in either case, as of the Closing Date as though made on or as of such date.

                  (b) Covenants. The Company shall have performed or complied with all material obligations, agreements and covenants required by this Agreement to be performed or complied with by it (including without limitation the Company not having entered into any definitive agreement or any agreement in principle with any Person with respect to a Takeover Proposal or similar business combination with the Company in violation of
      Section 5.2).

                  (c) Dissenting Shares. The number of Dissenting Shares as to which the holders give timely and proper notice of intention to exercise dissenters' rights do not exceed 10% percent of the shares of Company Common Stock which are outstanding on the date of this Agreement.

                  (d) Directors' Deferred Stock Plan.

                        (i) The Company and the Board of Directors of the
            Company shall have caused all previously earned and accrued grants of Deferred Stock Units under the Directors' Deferred Stock Plan to have been granted;

                        (ii) the Company and the Board of Directors of the
            Company shall have caused the Directors' Deferred Stock Plan to have been amended in a manner that is binding and enforceable upon all participants therein and that terminates the obligation of the Company to make prospective grants of Deferred Stock Units thereunder, effective as of the date of this Agreement; provided, however, that the Company may, subsequent to the date of this Agreement, make grants of Deferred Stock Units in respect of attendance at no more than two meetings of the Board of Directors of the Company, in each case to the individuals, in the manner, at the times, and in the amounts that would have been required under the terms of the Directors' Deferred Stock Plan as in effect as of the date of the Agreement, and

                        (iii) each holder of Deferred Stock Units as of the
            Effective Time shall have executed and delivered a waiver, release and termination agreement in form and substance reasonably acceptable to Parent that provides that the Company and the Surviving Corporation shall satisfy in full, and thereby terminate and be released from, all obligations of the Company and the Surviving Corporation to such holder under the Directors' Deferred Stock Plan by making a payment to such participant of an amount in cash equal to the product of the Merger Consideration and the number of Deferred Stock Units held by such participant at the Effective Time.

                  (e) 1996 Employee Plan. Each holder of unexpired and unexercised 1996 Employee Plan Options as of the Effective Time shall have executed and delivered a waiver, release and termination agreement in form and substance reasonably acceptable to Parent that provides that the Company and the Surviving Corporation shall satisfy in full, and thereby terminate and be released from, all obligations of the Company and the Surviving Corporation to such holder under the 1996 Employee Plan by making a payment to such holder, for each such option to purchase a share of Company Common Stock, of an amount in cash equal to the excess, if any, of the Merger Consideration over the exercise price of such option (subject to Section 2.2(d) and (e)); provided, however, that if five or fewer holders of unexpired and unexercised 1996 Employee Plan Options have not executed and delivered such a waiver, release and termination agreement this condition will be deemed to have been satisfied if such holders are collectively entitled to purchase no more than an aggregate of 16,900 shares of Company Common Stock upon the exercise of all such holders' 1996 Employee Plan Options.

                  (f) 1996 Director Plan. Each holder of unexpired and unexercised 1996 Director Plan Options as of the Effective Time shall have executed and delivered a waiver, release and termination agreement in form and substance reasonably acceptable to Parent that provides that the Company and the Surviving Corporation shall satisfy in full, and thereby terminate and be released from, all obligations of the Company and the Surviving Corporation to such holder under the 1996 Director Plan by making a payment to such holder, for each such option to purchase a share of Company Common Stock, of an amount in cash equal to the excess, if any, of the Merger Consideration over the exercise price of such option (subject to Section 2.2(d) and (e)); provided, however, that if five or fewer holders of unexpired and unexercised 1996 Director Plan Options have not executed and delivered such a waiver, release and termination agreement this condition will be deemed to have been satisfied if such holders are collectively entitled to purchase no more than an aggregate of 1390 shares of Company Common Stock upon the exercise of all such holders' 1996 Director Plan Options.

                  (g) 1985 Employee Plan. Each holder of unexpired and unexercised 1985 Employee Plan Options as of the Effective Time shall have executed and delivered a waiver, release and termination agreement in form and substance reasonably acceptable to Parent that provides that the Company and the Surviving Corporation shall satisfy in full, and thereby terminate and be released from, all obligations of the Company and the Surviving Corporation to such holder under the 1985 Employee Plan by making a payment to such holder, for each such option to purchase a share of Company Common Stock, of an amount in cash equal to the excess, if any, of the Merger Consideration over the exercise price of such option (subject to Section 2.2(d) and (e)); provided, however, that if five or fewer holders of unexpired and unexercised 1985 Employee Plan Options have not executed and delivered such a waiver, release and termination agreement this condition will be deemed to have been satisfied if such holders are collectively entitled to purchase no more than an aggregate of 2200 shares of Company Common Stock upon the exercise of all such holders' 1985 Employee Plan Options.

            Section 6.3 Condition to Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger is subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions (which may be waived in whole or in part by the Company):

                  (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified by materiality shall be true and correct, and the representations and warranties of Parent and Merger Sub set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in either case, as of the Closing Date as though made on or as of such date.

                  (b) Covenants. Each of Parent and Merger Sub shall have performed or complied with all material obligations, agreements, and covenants required by this Agreement to be performed or complied with by it.

                                  ARTICLE VII
                                   TERMINATION

            Section 7.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after shareholder approval thereof:

                  (a) by the mutual consent of Parent and the Company.

                  (b) by either of the Company or Parent:

                        (i) if any Governmental Entity shall have issued an
            order, decree or ruling or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement (including each of the Merger and the Stockholder Agreement) and such order, decree, ruling or other action shall have become final and non-appealable; provided that the party seeking to terminate this Agreement shall have used all reasonable efforts to challenge such order, decree, ruling or other action; or

                        (ii) if the Effective Time shall not have occurred on or
            before November 31, 2004 (the "Outside Date"); provided, however, that a party hereto may not terminate this Agreement pursuant to this Section 7.1(b)(ii) if its failure to perform any of its obligations under this Agreement results in the failure of the Effective Time to occur by such time; provided, further, that the Outside Date shall be extended day-by-day for each day during which any party hereto shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining, or otherwise prohibiting the consummation of the Merger; and provided, further, however, that the Outside Date shall not be extended past February 28, 2005, as a result of the operation of the immediately preceding proviso;

                  (c) by the Company:

                        (i) if the required approval of the shareholders of the
            Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders or at any adjournment thereof;

                        (ii) if the Company timely exercises its rights
            described in clauses (x) or (y) of the second sentence of Section 5.2(b); provided that prior thereto or simultaneously therewith the Company has paid the Termination Fee to Parent in accordance with
            Section 7.3; or

                        (iii) if the representations and warranties of Parent or
            Merger Sub set forth in this Agreement that are qualified by materiality shall not be true and correct in any respect, or if the representations and warranties of Parent and Merger Sub set forth in this Agreement that are not so qualified shall not be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as if made on such date, or either Parent or Merger Sub shall have breached or failed in any material respect to perform or comply with any material obligation, agreement, or covenant required by this Agreement to be performed or complied with by it, which inaccuracy or breach cannot be cured or has not been cured within thirty business days after the Company gives written notice of such inaccuracy or breach to Parent, except, in the case of the failure of any representation or warranty, for changes specifically permitted by this Agreement, for those representations and warranties that address matters only as of a particular date and are true and correct as of such date, and for such failures as do not individually or in the aggregate have a Parent Material Adverse Effect; or

                  (d) by Parent:

                        (i) if the required approval of the shareholders of the
            Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders or at any adjournment thereof;

                        (ii) if the Board of Directors of the Company or any
            committee thereof (a) shall have withdrawn, qualified, or modified, or proposed publicly to withdraw, qualify, or modify, in a manner adverse to Parent, its adoption, approval or recommendation of this Agreement, the Merger, or any other transactions contemplated hereby, or (b) shall have approved or recommended, or proposed publicly to approve or recommend, or publicly taken a neutral position with respect to, any Takeover Proposal, (c) shall have resolved to take any of the foregoing actions, or (d) shall have failed to affirm its approval or recommendation of this Agreement and the Merger within five days of a request to do so by Parent; or

                        (iii) if the representations and warranties of the
            Company set forth in this Agreement that are qualified by materiality shall not be true and correct in any respect, or if the representations and warranties of the Company set forth in this Agreement that are not so qualified shall not be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as if made on such date, or the Company shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by this Agreement to be performed or complied with by it, which inaccuracy or breach cannot be cured or has not been cured within thirty business days after Parent gives written notice of such inaccuracy or breach to the Company, except, in the case of the failure of any representation or warranty, for changes specifically permitted by this Agreement, for those representations and warranties that address matters only as of a particular date and are true and correct as of such date, and for such failures as do not individually or in the aggregate have a Company Material Adverse Effect.

            Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given to the other party or parties hereto specifying the provision hereof pursuant to which such termination is made, and this Agreement (other than Sections 7.2, 7.3, 8.4, 8.6, 8.7, 8.8, 8.9, 8.10, and 8.11 hereof) shall forthwith become null and void, and there shall be no liability on the part of Parent, or Merger Sub, or the Company, except as provided in Section 7.3; provided, however, that nothing in this Section 7.2 shall relieve any party hereto of any liability resulting from a breach prior to any such termination of any of the representations, warranties, covenants, or agreements set forth in this Agreement.

            Section 7.3 Termination Fee; Expenses.

                  (a) Except as provided in this Section 7.3 and except for the filing fee under the HSR Act (which filing fee in all events shall be borne by Parent), all fees and expenses incurred by the parties hereto shall be borne solely by the party hereto that has incurred such fees and expenses. For the sake of clarity, the cost of preparing printing, and mailing the Proxy Statement and the preliminary proxy statement shall be borne by the Company.

                  (b) In the event that:

                        (i) a Takeover Proposal shall have been made known to
            the Company or shall have been made directly to its shareholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal and thereafter this Agreement is terminated pursuant to Section 7.1(c)(i) or 7.1(d)(i) hereof and such Takeover Proposal or another Takeover Proposal with such Person or any of such Person's Affiliates is consummated within one year of such termination,

                        (ii) this Agreement is terminated by Parent pursuant to
            Section 7.1(d)(ii), or is terminated by the Company pursuant to
            Section 7.1(c)(ii), or

                        (iii) this Agreement is terminated by either the Company
            or Parent pursuant to Section 7.1(b)(ii) and any of (x) a direct or indirect acquisition or purchase of 15% or more of the assets of the Company or any of its Subsidiaries or 15% or more of any class of equity securities of the Company or any of its Subsidiaries, (y) a tender offer or exchange offer resulting in any Person beneficially owning 15% or more of any class of equity securities of the Company or any of its Subsidiaries, or (z) a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries is consummated within one year of such termination, then the Company shall pay to Parent within one business day of such termination, or in the case of subclause (i) or (iii) upon such consummation, a termination fee equal to $3,000,000 million (the "Termination Fee"), payable by wire transfer of same day funds. The Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. In the event the Termination Fee becomes payable pursuant to this Section 7.3, the Company shall also promptly pay upon Parent's request, all reasonably documented out-of-pocket fees and expenses incurred by Parent and Merger Sub in connection with this Agreement and the transactions contemplated hereby (not exceeding $500,000 in the aggregate), which payments shall be in addition to the Termination Fee. The fee arrangement contemplated hereby shall be paid pursuant to this
      Section 7.3 regardless of any alleged breach by Parent of its obligations hereunder; provided, that no payment made by the Company pursuant to this
      Section 7.3 shall operate or be construed as a waiver by the Company of any breach of this Agreement by Parent or Merger Sub or of any rights of the Company in respect thereof or as a waiver by Parent or Merger Sub of any breach of this Agreement by the Company or of any rights of Parent or Merger Sub in respect thereof; and provided, further, that the Termination Fee, if paid, shall be credited against any damages recovered by Parent or Merger Sub from the Company arising from such breach.

                                  ARTICLE VIII
                                  MISCELLANEOUS

            Section 8.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby, by written agreement of the parties hereto at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that no amendment, modification, or supplement of this Agreement shall be made following the approval of this Agreement by the shareholders unless, to the extent required by this Agreement or by applicable law, approved by the shareholders of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

            Section 8.2 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made by the other parties hereto and contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the proviso of the first sentence of Section 8.1, waive compliance by the other parties hereto with any of the agreements, covenants, or conditions contained in this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

            Section 8.3 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants, or agreements in this Agreement or in any schedule, instrument, other than (i) the obligations of Parent and the Surviving Corporation under Section 5.7, Section 5.8, and Section 5.9, (ii) Sections 8.3, 8.4, 8.6, 8.7, 8.8, 8.9, 8.10, and 8.11, or (iii) the obligations of all parties hereto under Section 5.12 or under any other document delivered pursuant to this Agreement, shall survive the Effective Time.

            Section 8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice):

               if to Parent or Merger Sub, to:

                        Teledyne Technologies Incorporated
                        12333 West Olympic Boulevard
                        Los Angeles, CA 90064
                        Attention:  John T. Kuelbs
                        Telecopier No.:  (310) 893-1610

                        with a copy to:

                        Munger, Tolles & Olson LLP
                        Attention: Robert E. Denham and Brian T. Daly 355 South Grand Avenue, Suite 3500
                        Los Angeles, California  90071-1560
                        Telecopier No.:  (213) 687-3702

               if to the Company, to:

                        Isco, Inc.
                        4700 Superior Street
                        Lincoln, Nebraska  68504
                        Attention:  Douglas M. Grant
                        Telecopier No.:  (402) 465-3905

                        with a copy to:

                        Cline, Williams, Wright, Johnson & Oldfather, L.L.P.
                        Attention:  Stephen E. Gehring
                        1125 S. 103rd. St., Ste 320
                        Omaha, NE 68124
                        Telecopier No.: (402) 397-1806

            Section 8.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of another party hereto, the parties hereto will confirm facsimile transmission by signing a duplicate original document.

            Section 8.6 Entire Agreement; Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein), together with the

Confidentiality Agreement: (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, and (b) except as provided in
Section 5.7, is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. Section 5.7 is intended for the benefit of, and shall be enforceable by, each Indemnified Party (and his or her heirs and representatives).

            Section 8.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable, or against its regulatory policy, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any party hereto.

            Section 8.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

            Section 8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto, except that the Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly-owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

            Section 8.10 Headings; Interpretation.

                  (a) The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  (b) "Include," "includes," and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import.

                  (c) The words "hereby", "herein", "hereof, "hereunder" and words of similar import refer to this Agreement as a whole (including any Exhibits hereto and Disclosure Schedules delivered herewith) and not merely to the specific section, paragraph, or clause in which such word appears.

                  (d) "Knowledge" and "known" mean the actual knowledge after reasonable inquiry of the executive officers of the Company (and including, with respect to Section 3.16, the Company's head of taxes) or Parent, as the case may be.

                  (e) "Affiliate" shall have the meaning set forth in Rule 12(b)-2 under the Exchange Act.

                  (f) References to Articles, sections, subsections, or clauses shall, unless otherwise indicated, be references to the respective Articles, sections, subsections, and clauses of this Agreement.

                  (g) The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

            Section 8.11 Enforcement; Venue.

                  (a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court (i) of the State of Nebraska or of the United States located in the State of Nebraska or (ii) of the State of California or of the United States located in the Central District of California. The jurisdiction of the foregoing courts shall be exclusive in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, and no party hereto will attempt to deny or defeat personal jurisdiction or venue in any such court by motion or other request for leave from any such court. Each party hereto irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this section in any such action or proceeding by mailing copies thereof by registered United States mail, return receipt requested, to its address as specified in Section 8.4. However, the foregoing shall not limit the right of a party hereto to effect service of process by any other legally available method.

                  (b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each party hereto certifies and acknowledges that (i) no representative, agent or attorney of any other party hereto has represented, expressly or otherwise, that such other party hereto would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party hereto understands and has considered the implications of this waiver, (iii) each party hereto makes this waiver voluntarily, and (iv) each party hereto has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.11.

                  [Remainder of page intentionally left blank.]

                                                                  Execution Copy

                  IN WITNESS WHEREOF, Parent, Merger Sub, and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                      TELEDYNE TECHNOLOGIES INCORPORATED

                      By:        /s/ Robert Mehrabian
                          ------------------------------------------------------
                          Name:  Robert Mehrabian
                          Title: Chairman, President and Chief Executive Officer

                      MEADOW MERGER SUB INC.

                      By:       /s/ Melanie S. Cibik
                          ------------------------------------------------------
                          Name:  Melanie Cibik
                          Title: Vice President and Assistant Secretary

                      ISCO, INC.

                      By:       /s/ Douglas M. Grant
                          ------------------------------------------------------
                          Name:  Douglas M. Grant
                          Title: President and Chief Operating Officer

                                     -S-1-

                                    EXHIBIT A

                              STOCKHOLDER AGREEMENT

             EXHIBITS AND SCHEDULES TO AGREEMENT AND PLAN OF MERGER

Exhibit A - Stockholder Agreement - filed as Exhibit 2.2 to Form 8-K

Company Disclosure Schedule*
3.1(a) - Amended and Restated Articles of Incorporation
3.1(c) - Subsidiaries
3.2(a) and (c) - Deferred Stock Units and Options
3.2(b) - Exceptions to Ownership of Subsidiaries
3.4(a) - Required Consents and Approvals
3.4(b) - Exceptions to No Violations or Conflicts
3.5(a) - SEC Documents
3.6 - Broker's Fees
3.7 - Absence of Certain Changes or Events
3.8 - Legal Proceedings
3.9(a) - Compliance with Law - License and Permits
3.9(b) - Compliance with Law - No Violations
3.11(a) - Company Benefit Plans
3.11(b) - No Collective Bargaining Agreements
3.11(f) - Change in Control Agreements
3.11(g) - Employee Benefits Liability
3.13(a) - Environmental Matters
3.16 - Tax Returns and Tax Payments
3.17 - Intellectual Property
3.18 - Material Contracts
3.22(a) - Insurance
3.22(b) - Self-insurance
3.23 - Personnel List
3.24 - Insider Transactions; Non-independent Directors
5.8 - Company Merger Costs and Expenses - Calculation Exclusions

*Numbers correspond to sections in the Agreement. Teledyne Technologies Incorporated undertakes to furnish supplementally to the Securities and Exchange Commission upon its request a copy of the Company Disclosure Schedule.